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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                        Workgroup Technology Corporation


                                (Name of Issuer)

                           Common Stock Par Value $.01


                         (Title of Class of Securities)

                                   980903 20 7

                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (10-88)

--------------------------                             ---------------------
CUSIP NO.    980903 20 7         13G                          PAGE 2
--------------------------                             --------------------

------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       Advent VI L.P.                                       51-0309893
       Advent Atlantic and Pacific II L.P.                  04-3123521
       Advent New York L.P.                                 04-3095408
       Advent Industrial II L.P.                            51-0314268
       TA Venture Investors L.P.                            04-3068354

------------------------------------------------------------------------------
  2    CHECK THE BOX IF A MEMBER OF A GROUP*

                                                               (a) /X/

                                                               (b)



------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Advent VI L.P.                                       Delaware
       Advent Atlantic and Pacific II L.P.                  Delaware
       Advent New York L.P.                                 Delaware
       Advent Industrial II L.P.                            Delaware
       TA Venture Investors L.P.                            Massachusetts

------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

                             Advent VI L.P.                           0
                             Advent Atlantic and Pacific II L.P.      0
      NUMBER OF              Advent New York L.P.                     0
                             Advent Industrial II L.P.                0
       SHARES                TA Venture Investors L.P.                0
                       ---------------------------------------------------------
                         6   SHARED VOTING POWER
    BENEFICIALLY                                                N/A
      OWNED BY
                       ---------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER

        EACH
                             Advent VI L.P.                           0
                             Advent Atlantic and Pacific II L.P.      0
      REPORTING              Advent New York L.P.                     0
                             Advent Industrial II L.P.                0
       PERSON                TA Venture Investors L.P.                0

                       ---------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

        WITH                                                    N/A

                       ---------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Advent VI L.P.                                              0
          Advent Atlantic and Pacific II L.P.                         0
          Advent New York L.P.                                        0
          Advent Industrial II L.P.                                   0
          TA Venture Investors L.P.                                   0
          ----------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Advent VI L.P.                                               0%
          Advent Atlantic and Pacific II L.P.                          0%
          Advent New York L.P.                                         0%
          Advent Industrial II L.P.                                    0%
          TA Venture Investors L.P.                                    0%
--------------------------------------------------------------------------------

 12       TYPE OF REPORTING PERSON

          Each entity is a Limited Partnership
--------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

ATTACHMENT TO FORM 13G                                                   PAGE 3

ITEM 1 (a)        NAME OF ISSUER: Workgroup Technology Corporation

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  140 Second Avenue
                  Waltham, MA  02254

ITEM 2 (a)        NAME OF PERSON FILING:
                  Advent VI L.P.
                  Advent Atlantic and Pacific II L.P.
                  Advent New York L.P.
                  Advent Industrial II L.P.
                  TA Venture Investors L.P.

ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  c/o TA Associates
                  125 High Street, Suite 2500
                  Boston, MA  02110

ITEM 2 (c)        CITIZENSHIP: Not Applicable

ITEM 2 (d)        TITLE AND CLASS OF SECURITIES: Common

ITEM 2 (e)        CUSIP NUMBER: 980903 20 7

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1 (b) OR 13d-2 (b), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

ITEM 4            OWNERSHIP
ITEM 4 (a)        AMOUNT BENEFICIALLY OWNED:                   COMMON STOCK
                                                                ------------

                  Advent VI L.P.                                      0
                  Advent Atlantic and Pacific II L.P.                 0
                  Advent New York L.P.                                0
                  Advent Industrial II L.P.                           0
                  TA Venture Investors Limited Partnership            0

ITEM 4 (b)        PERCENT OF CLASS                               PERCENTAGE
                                                                  ----------
                  Advent VI L.P.                                      0%
                  Advent Atlantic and Pacific II L.P.                 0%
                  Advent New York L.P.                                0%
                  Advent Industrial II L.P.                           0%
                  TA Venture Investors Limited Partnership            0%

ITEM 4 (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                   (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE:  COMMON STOCK
                                                                 ------------
                   Advent VI L.P.                                     0
                   Advent Atlantic and Pacific II L.P.                0
                   Advent New York L.P.                               0
                   Advent Industrial II L.P.                          0
                   TA Venture Investors Limited Partnership           0

                   (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE:        N/A

           (iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION:  COMMON STOCK
                                                                    ------------
           Advent VI L.P.                                                 0
           Advent Atlantic and Pacific II L.P.                            0
           Advent New York L.P.                                           0
           Advent Industrial II L.P                                       0
           TA Venture Investors Limited Partnership                       0

           (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION         N/A

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 14, 2002
                                                -------------------------
                                                         Date

                                                /s/ Thomas P. Alber
                                                -------------------------
                                                       Signature

                                                 Chief Financial Officer
                                                -------------------------
                                                       Name/Title